UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Pinnacle Airlines Corp.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

723443107

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Value Investment Master Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 535,958 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 535,958 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Value Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 535,958 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 535,958 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Value Advisors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 535,958 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 535,958 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Value Management GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 535,958 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 535,958 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Value Capital Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 535,958 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 535,958 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Strategic Value Master Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 654,368 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 654,368 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 654,368 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo SVF Advisors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 654,368 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 654,368 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 654,368 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo SVF Capital Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 654,368 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 654,368 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 654,368 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Special Opportunities Managed Account, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 349,369 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 349,369 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 349,369 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 2.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo SOMA Advisors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 349,369 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 349,369 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 349,369 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 2.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo SOMA Capital Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 349,369 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 349,369 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 349,369 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 2.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo SVF Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,003,737 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,003,737 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,003,737 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 5.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo SVF Management GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,003,737 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,003,737 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,003,737 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 5.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Capital Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,539,695 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,539,695 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Capital Management GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,539,695 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,539,695 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Principal Holdings II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,539,695 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,539,695 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons Apollo Principal Holdings II GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,539,695 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,539,695 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.6%

12.	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Pinnacle Airlines Corp. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices 1689 Nonconnah Blvd., Suite 111 Memphis, Tennessee 38132

Item 2.
(a)

Name of Person Filing
This statement is filed by Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), Apollo Value Advisors, L.P. (“Value Advisors”), Apollo Value Capital Management, LLC (“Value Capital Management”), Apollo Value Management, L.P. (“Value Management”), Apollo Value Management GP, LLC (“Value Management GP”), Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), Apollo SVF Advisors, L.P. (“SVF Advisors”), Apollo SVF Capital Management, LLC (“SVF Capital Management”), Apollo SVF Management, L.P. (“SVF Management”), Apollo SVF Management GP, LLC (“SVF Management GP”), Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), Apollo SOMA Advisors, L.P. (“SOMA Advisors”), Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), Apollo Principal Holdings II, L.P. (“Principal II”), Apollo Principal Holdings II GP, LLC (“Principal GP”), Apollo Capital Management, L.P. (“Capital Management”), and Apollo Capital Management GP, LLC (“Capital Management GP”).  Value Master Fund, SVF Master Fund and SOMA Fund each hold shares of Common Stock.  Value Advisors serves as the managing general partner of Value Master Fund, Value Management serves as the manager of Value Master Fund, SVF Advisors serves as the managing general partner of SVF Master Fund, SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and SOMA Advisors serves as the general partner of SOMA Fund.  Value Capital Management serves as the general partner of Value Advisors, Value Management GP serves as the general partner of Value Management, SVF Capital Management serves as the general partner of SVF Advisors, SVF Management GP serves as the general partner of SVF Management, and SOMA Capital Management serves as the general partner of SOMA Advisors.  Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II.  Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management.  Value Master Fund, Value Advisors, Value Management, SVF Master Fund, SVF Advisors, SOMA Fund, SOMA Advisors, Value Capital Management, Value Management GP, SVF Capital Management, SVF Management, SVF Management GP, SOMA Capital Management, Principal II, Principal GP, Capital Management and Capital Management GP are collectively referred to herein as the “Reporting Persons.”

(b)	Address of Principal Business Office or, if none, Residence The principal office of each of the Reporting Persons is Two Manhattanville Road, Suite 203, Purchase, New York 10577.

(c)

Citizenship
SOMA Fund, Value Advisors, Value Management, SVF Advisors, SOMA Advisors, SVF Management, Capital Management and Principal II are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SVF Capital Management, SVF Management GP, SOMA Capital Management, Capital Management GP and Principal II GP are each Delaware limited liability companies. Value Master Fund and SVF Master Fund are both exempted limited partnerships registered in the Cayman Islands.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).

	(e)	CUSIP Number 723443107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not applicable.
Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned:

Value Master Fund:

Value Advisors:

Value Management:

Value Capital Management:

Value Management GP:

SVF Master Fund:

SVF Advisors:

SVF Capital Management:

SOMA Fund:

SOMA Advisors:

SOMA Capital Management:

SVF Management:

SVF Management GP:

Capital Management:

Capital Management GP:

Principal II:

Principal GP:

535,958 shares of Common Stock

535,958 shares of Common Stock

535,958 shares of Common Stock

535,958 shares of Common Stock

535,958 shares of Common Stock

654,368 shares of Common Stock

654,368 shares of Common Stock

654,368 shares of Common Stock

349,369 shares of Common Stock

349,369 shares of Common Stock

349,369 shares of Common Stock

1,003,737 shares of Common Stock

1,003,737 shares of Common Stock

1,539,695 shares of Common Stock

1,539,695 shares of Common Stock

1,539,695 shares of Common Stock

1,539,695 shares of Common Stock

Value Advisors, Value Management, SVF Advisors, SVF Management, SOMA Advisors, SOMA Capital Management, Value Capital Management, Value Management GP, SVF Management GP, SVF Capital Management, Capital Management, Capital Management GP, Principal II, Principal GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal members, officers and directors of Capital Management GP and Principal GP, disclaim beneficial ownership of all shares of the Common Stock in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Value Master Fund:
Value Advisors:
Value Management:
Value Capital Management:
Value Management GP:
SVF Master Fund:
SVF Advisors:
SVF Capital Management:
SOMA Funds:
SOMA Advisors:
SOMA Capital Management:
SVF Management:
SVF Management GP:
Capital Management:
Capital Management GP:
Principal II:
Principal GP:

3.0% 3.0% 3.0% 3.0% 3.0% 3.6% 3.6% 3.6% 2.0% 2.0% 2.0% 5.6% 5.6% 8.6% 8.6% 8.6% 8.6%

The percentage amounts are based on 17,952,241 shares of Common Stock outstanding, based on the Issuer’s reports of 20,444,301 shares outstanding as of October 31, 2007 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2007, and the Issuer’s repurchase of 2,492,060 of Common Stock as announced in the Issuer’s Form 8-K Current Report filed on November 30, 2007.

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
0 for all Reporting Persons.

	(ii)	Shared power to vote or to direct the vote

Value Master Fund:
Value Advisors:
Value Management:
Value Capital Management:
Value Management GP:
SVF Master Fund:
SVF Advisors:
SVF Capital Management:
SOMA Fund:
SOMA Advisors:
SOMA Capital Management:
SVF Management:
SVF Management GP:
Capital Management:
Capital Management GP:
Principal II:
Principal GP:

535,958 shares of Common Stock
535,958 shares of Common Stock
535,958 shares of Common Stock
535,958 shares of Common Stock
535,958 shares of Common Stock
654,368 shares of Common Stock
654,368 shares of Common Stock
654,368 shares of Common Stock
349,369 shares of Common Stock
349,369 shares of Common Stock
349,369 shares of Common Stock
1,003,737 shares of Common Stock
1,003,737 shares of Common Stock
1,539,695 shares of Common Stock
1,539,695 shares of Common Stock
1,539,695 shares of Common Stock
1,539,695 shares of Common Stock

	(iii)	Sole power to dispose or to direct the disposition of
0 for all Reporting Persons.
	(iv)	Shared power to dispose or to direct the disposition of

Value Master Fund:
Value Advisors:
Value Management:
Value Capital Management:
Value Management GP:
SVF Master Fund:
SVF Advisors:
SVF Capital Management:
SOMA Fund:
SOMA Advisors:
SOMA Capital Management:
SVF Management:
SVF Management GP:
Capital Management:
Capital Management GP:
Principal II:
Principal GP:

535,958 shares of Common Stock
535,958 shares of Common Stock
535,958 shares of Common Stock
535,958 shares of Common Stock
535,958 shares of Common Stock
654,368 shares of Common Stock
654,368 shares of Common Stock
654,368 shares of Common Stock
349,369 shares of Common Stock
349,369 shares of Common Stock
349,369 shares of Common Stock
1,003,737 shares of Common Stock
1,003,737 shares of Common Stock
1,539,695 shares of Common Stock
1,539,695 shares of Common Stock
1,539,695 shares of Common Stock
1,539,695 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2008	APOLLO VALUE INVESTMENT MASTER FUND, L.P.

	By:	APOLLO VALUE ADVISORS, L.P.
Its Managing General Partner

	By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO VALUE ADVISORS, L.P.

	By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO VALUE CAPITAL MANAGEMENT, LLC

	By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO VALUE MANAGEMENT, L.P.

	By:	APOLLO VALUE MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO VALUE MANAGEMENT GP, LLC

	By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO STRATEGIC VALUE MASTER FUND, L.P.

	By:	APOLLO SVF ADVISORS, L.P.
Its Managing General Partner

	By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO SVF ADVISORS, L.P.

	By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO SVF CAPITAL MANAGEMENT, LLC

	By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO SVF MANAGEMENT, L.P.

	By:	APOLLO SVF MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO SVF MANAGEMENT GP, LLC

	By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

	By:	APOLLO SOMA ADVISORS, L.P.
Its General Partner

	By:	APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO SOMA ADVISORS, L.P.

	By:	APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO SOMA CAPITAL MANAGEMENT, LLC

	By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO PRINCIPAL HOLDINGS II, L.P.

	By:	APOLLO PRINCIPAL HOLDINGS II GP, LLC
Its General Partner

	By:	/s/ John J. Suydam
John J. Suydam
Vice President

Date: February 8, 2008	APOLLO PRINCIPAL HOLDINGS II GP, LLC

	By:	/s/ John J. Suydam
John J. Suydam
Vice President

Date: February 8, 2008	APOLLO CAPITAL MANAGEMENT, L.P.

	By:	APOLLO CAPITAL MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 8, 2008	APOLLO CAPITAL MANAGEMENT GP, LLC

	By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President